Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261, 333-250799 and 333-261275), on Form S-3 (File No. 333-276240) and on Form S-1 (File No. 333-212649) of our report dated September 20, 2024, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2024 and 2023 and for the fiscal years then ended which appears in this Form 10-K for the fiscal year ended June 30, 2024 filed with the Securities and Exchange Commission on September 20, 2024.

/s/ Weinberg & Company, P.A.

September 20, 2024

Los Angeles, California